Filed pursuant to Rule 424(b)(3)
Registration No. 333-263510
PROSPECTUS SUPPLEMENT NO. 1
(to Prospectus dated March 22, 2022)

17,025,590 Shares

Nikola Corporation

Common Stock

This prospectus supplement supplements the prospectus dated March 22, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-263510). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on April 14, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relates to the offer and sale of up to 17,025,590 shares of our common stock, $0.0001 par value per share (“Common Stock”), by Tumim Stone Capital, LLC.

Our Common Stock is listed on the Nasdaq Global Select Market under the symbol “NKLA”. On April 13, 2022, the closing price of our Common Stock was $8.25.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our common stock involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 10. You should carefully consider these risk factors, as well as the other information contained in the Prospectus and this prospectus supplement, before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 14, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 12, 2022
Nikola Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-38495 (Commission File Number)	82-4151153 (I.R.S. Employer Identification No.)
    4141 E Broadway Road
    Phoenix, AZ    85040
    (Address of principal executive offices)    (Zip Code)

(480) 666-1038
(Registrant’s telephone number,
including area code)

N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	NKLA	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§240.12b–2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On April 12, 2022, Sooyean (Sophia) Jin, a member of the board of directors (the “Board”) of Nikola Corporation (the “Company”), informed the Company of her decision not to stand for re-election as a member of the Board at the Company’s upcoming 2022 annual meeting of stockholders (the “Annual Meeting”).

The Board decreased the size of the Board to nine directors, effective as of the date of the Annual Meeting.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NIKOLA CORPORATION

Date: April 14, 2022	By:	/s/ Britton M. Worthen
Britton M. Worthen
Chief Legal Officer